Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 to be filed on or about October 15, 2008) and related Prospectus of Joe’s Jeans Inc. for the registration of 2,333,333 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2008, with respect to the consolidated financial statements and schedule of Joe’s Jeans Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

October 14, 2008